Exhibit 10.50

Generation Hemp, Inc.

8533 Midway Road

Dallas, Texas 75209

April 27, 2023

Coventry Asset Management, Ltd.

2048 Coventry Ct.

Keller, Texas 76262

Re:	In reference to that certain Secured Promissory Note Issued by Halcyon Thruput, LLC, dated December 30, 2020 (the “Note”).

Coventry Assert Management, Ltd.:

To Coventry Asset Management, Ltd. (“Coventry”), this letter agreement (the “Agreement”) is being issued by Generation Hemp, Inc. (the “Company”) to amend certain terms and conditions of the Note referenced above. All terms used herein shall have the meanings ascribed to such terms in the Note.

All principal payments shall be suspended until the Maturity Date of the Note, except as outlined below. The Maturity Date of the Note shall be amended to reflect that it is December 31, 2023; provided however that if the Company successfully completes a private or public equity offering equal to or in excess of $5,000,000 (the “Offering”) prior to such date, then the Company will pay all outstanding principal and interest payments due under the Note within five business days of the closing of such offering.

The Company agrees to make a principal payment in the amount of $250,000.00 (Two Hundred Fifty Thousand Dollars) of the original principal balance of this Note on or by June 1, 2023. Additionally, the Company agrees to make another principal payment in the amount of $250,000.00 (Two Hundred Fifty Thousand Dollars) of the original principal balance of this Note on or before August 31, 2023.

The interest rate on the remaining principal balance of this Note shall continue at 14% per annum.

In consideration of such modifications to the Note, the Company agrees to issue to Coventry 50,000 (Fifty Thousand) shares of the Company’s common stock. These shares will be unregistered restricted securities and shall be subject to the restrictions placed on such shares through both Blue-Sky Laws of the applicable states and the rules and regulations of the United States Securities and Exchange Commission and applicable laws and regulatory authorities.

Except as modified by this Agreement, all other terms of the Note shall remain in full force and effect.

Coventry Asset Management, Ltd. Note Extension

Agreed to and Accepted by Generation Hemp, Inc.

/s/ Gary C. Evans	4/27/2023
Gary C. Evans, Chairman and	DATE
Chief Executive Officer

Agreed and Accepted by Coventry Asset Management, Ltd.

/s/ Gen Fukunaga	5/5/2023
Gen Fukunaga, Managing Partner	DATE

Coventry Asset Management, Ltd. Note Extension